Exhibit 99.1

Hot Topic, Inc. Reports 1st Quarter Loss of $0.04 Per Share

Provides Guidance for the 2nd Quarter of 2010

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--May 19, 2010--Hot Topic, Inc. (Nasdaq:HOTT), reported results for its first quarter of fiscal 2010 (13 weeks) ended May 1, 2010.

The company reported a net loss in the first fiscal quarter of $1.8 million, or $0.04 per diluted share, compared to net income of $1.2 million, or $0.03 per diluted share, for the comparable period last year. The first quarter of fiscal 2010 results include a loss per share of $0.02 related to ShockHound (www.shockhound.com).

As previously reported, total sales for the first quarter of fiscal 2010 decreased 7.1% to $162.6 million compared to $175.1 million for the first quarter last year. Total company comparable store sales decreased 8.7% for the first quarter of fiscal 2010. A summary of the sales results by division (including internet) is as follows:

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Change To Last Year	This Year	Last Year
FIRST QUARTER:
Hot Topic	$119.7	-11.4%	-12.3%	9.6%

Torrid	$42.9	6.6%	4.8%	-1.7%

Total Co.	$162.6	-7.1%	-8.7%	7.1%

At the end of the first quarter of fiscal 2010, the company operated 681 Hot Topic stores and 156 Torrid stores compared to 679 Hot Topic stores and 158 Torrid stores at the end of first quarter of fiscal 2009. During the first quarter of fiscal 2010, the company opened one Hot Topic store and one Torrid store and closed one Torrid store. The company also remodeled or relocated five Hot Topic stores during the quarter.

The company issued second quarter guidance (13 weeks ending July 31, 2010) of a loss per share in the range of $0.07 to $0.10, as compared to a loss per share of $0.07 last year. This guidance is based upon a comp sales decline in the low-single-digit percentage range. Included in the guidance is a loss per share of approximately $0.02 related to ShockHound (www.shockhound.com), the company’s online music site.

A conference call to discuss first quarter results, business trends, guidance and other matters is scheduled for May 19, 2010 at 4:30 PM (ET). The live conference call number is 800-260-8140, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 46374828, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests, read the latest music news and view exclusive editorial content. As of May 1, 2010, the company operated 681 Hot Topic stores in all 50 states and Puerto Rico, 156 Torrid stores, and Internet stores www.hottopic.com, www.torrid.com and www.shockhound.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which may include statements relating to financial results, guidance, store operations, closures, remodels and relocations, projections and other financial performance. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, our online music site, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 30, 2010 and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

HOT TOPIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	May 1, 2010	May 2, 2009

Net sales	$162,648	$175,125
Cost of goods sold, including buying, distribution and occupancy costs	108,185	114,995
Gross margin	54,463	60,130
Selling, general & administrative expenses	57,456	58,278
(Loss) income from operations	(2,993)	1,852
Interest income-net	74	170
(Loss) income before (benefit) provision for income taxes	(2,919)	2,022
(Benefit) provision for income taxes	(1,141)	797
Net (loss) income	$(1,778)	$1,225

(Loss) earnings per share:
Basic	$(0.04)	$0.03
Diluted	$(0.04)	$0.03
Shares used in computing (loss) earnings per share:
Basic	44,398	44,000
Diluted	44,398	44,679

HOT TOPIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 1, 2010	May 2, 2009
Current Assets:
Cash, cash equivalents and short-term investments	$68,880	$89,347
Inventory	78,690	82,152
Prepaid expenses and other	17,758	14,707
Deferred tax assets	6,053	6,365
Total current assets	171,381	192,571

Property and equipment, net	136,058	150,811
Deposits and other	3,585	2,455
Long-term investments	8,040	8,477
Deferred tax assets	5,083	8,289

Total assets	$324,147	$362,603

Current Liabilities:
Accounts payable	$24,369	$26,330
Accrued liabilities	32,759	34,315
Income taxes payable	538	1,003
Total current liabilities	57,666	61,648

Deferred rent	31,002	35,581
Deferred compensation liability	3,414	2,179
Income taxes payable	2,380	1,850
Total liabilities	94,462	101,258

Total shareholders’ equity	229,685	261,345

Total liabilities and shareholders’ equity	$324,147	$362,603

OTHER DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	May 1, 2010	May 2, 2009
Depreciation and amortization	$9,885	$9,648
Capital expenditures	$5,734	$5,495

Total company store square footage	1,588,700	1,587,600
Hot Topic average store size	1,760	1,757
Torrid average store size	2,493	2,496

CONTACT:
Hot Topic, Inc., City of Industry, CA
Jim McGinty, CFO, 626-839-4681 x2675